Exhibit 99.1

Board of Directors	August 23, 2021
Lonestar Resources US Inc.
111 Boland Street, Suite 301
Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated July 10, 2021, to the Board of Directors of Lonestar Resources US Inc. (“Lonestar”) as Annex B to, and to the references thereto under the headings “Summary—Opinion of Lonestar’s Financial Advisor,” “The Integrated Mergers—Background of the Integrated Mergers,” “The Integrated Mergers—Recommendation of the Lonestar Board and its Reasons for the Integrated Mergers” and “The Integrated Mergers—Opinion of Lonestar’s Financial Advisor” in, the proxy statement/consent solicitation statement/prospectus relating to the proposed transaction involving Lonestar and Penn Virginia Corporation (“PVAC”), which proxy statement/consent solicitation statement/prospectus forms a part of the Registration Statement on Form S-4 of PVAC (the “Registration Statement”).

By giving such consent, we do not thereby admit, and we disclaim, that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ STEPHENS INC.